16020 Industrial Drive, Gaithersburg, Maryland 20877 USA	Phone: (301) 869-9800, Fax: (301) 208-3798

FOR IMMEDIATE RELEASE

CONTACTS:

George Migausky	Jonathan Fassberg (investors)	Paul Caminiti or Andrew Cole (media)
BioVeris Corporation	The Trout Group	Citigate Sard Verbinnen
(301) 869-9800, ext. 2013	(212) 477-9007, ext. 16	(212) 687-8080

ROCHE SENDS PRELIMINARY 2004 PAYMENT TO BIOVERIS FOR CERTAIN OUT-OF-FIELD SALES

BioVeris Appoints Auditor to Examine Roche’s Books and Records for 2004 and 2005

GAITHERSBURG, MD, January 8, 2007 - BioVeris Corporation (NASDAQ: BIOV) announced today that it has received a $2.8 million payment from Roche Diagnostics, an operating division of F. Hoffman LaRoche Ltd. This payment represents Roche’s unilateral, preliminary calculation of amounts owed to BioVeris for Roche’s sales to certain customers in 2004 that were outside Roche’s licensed field, under a License Agreement between the parties. BioVeris has notified Roche that the $2.8 million payment does not represent full satisfaction of Roche’s obligations for 2004 out-of-field sales and BioVeris expressly reserves all rights to seek additional payments. Additionally, BioVeris does not believe that this payment is indicative of amounts that will be owed for years after 2004.

BioVeris has exercised its contractual right to appoint an independent auditor to examine the sales and accounting records and accounts of all uses of BioVeris’ ECL technology by Roche and its affiliates. The auditor will examine 2004 and 2005. In addition, BioVeris has invoked the dispute resolution process under the License Agreement by notifying Roche that a dispute exists with respect to the appointment of a field monitor to review placements and sales of products and services by Roche in 2006.

Effective in February 2004, BioVeris granted Roche a worldwide, non-exclusive, royalty-free license to patents and information relating to BioVeris’ proprietary ECL technology, subject to certain limitations described in the License Agreement. The license may be used by Roche to commercially exploit only certain ECL products and is royalty-free provided such products are used in a specified field.

Pursuant to the License Agreement, the parties have engaged a field monitor to review placements and sales of products and services by Roche in 2005. The field monitor’s work is expected to continue through April 2007, unless the process is terminated early by either BioVeris or Roche. Pursuant to the License Agreement, Roche must pay to BioVeris, within 30 days after receiving the field monitor’s report, 65% of all undisputed revenues earned through out-of-field sales of products for 2005. Although Roche may not knowingly sell or actively market outside the field, Roche may continue the identified out-of-field sales until BioVeris notifies Roche in writing that they are prohibited from making any further such sales.

The amount and timing of any additional payments that BioVeris might receive from Roche relating to out-of-field sales in 2004, 2005 or 2006 is uncertain because, among other things: (1) the amount of such sales and placements has not yet been determined; and (2) there may be disputes between Roche and BioVeris concerning the agreement and/or the field monitor’s and the independent auditor’s findings. BioVeris and Roche are in discussions and are considering various alternative measures to resolve all of these matters.

BioVeris Corporation is a global health care and biosecurity company developing proprietary technologies in diagnostics and vaccinology. The Company is dedicated to the development and commercialization of innovative products and services for healthcare providers, their patients and their communities. BioVeris is headquartered in Gaithersburg, Maryland. Further information about BioVeris is available at www.bioveris.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that relate to future events or BioVeris’ future performance. All statements in this press release that are not historical facts, including any statements about the agreement with Roche, timing and results of the audit or field monitor processes, the outcome of the dispute resolution process, and amounts due to BioVeris by Roche are hereby identified as “forward-looking statements.” The words “may,” “should,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions have been used to identify certain of the forward-looking statements. In this press release, BioVeris has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including changes in general economic, business and industry conditions. The foregoing sets forth some, but not all, of the factors that could impact upon BioVeris’ ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to BioVeris is provided in the Company’s filings with the Securities and Exchange Commission (SEC) available at the SEC’s web site at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in BioVeris’ SEC filings should be considered a complete statement of all potential risks and uncertainties. BioVeris has no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

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